Exhibit 99.1

EXCERPTS FROM THE OFFERING MEMORANDUM DATED AUGUST 6, 2026

As used in this Exhibit 99.1, the terms “we,” “our,” “us,” the “Company” or “Vylor” refer to Vylor Inc. and its consolidated subsidiaries, unless the context clearly indicates otherwise.

SOURCES AND USES OF CAPITAL

We are committed to maintaining liquidity and financial flexibility in order to finance our activities and pursue our strategy.

Following the consummation of the Separation, Vylor will no longer participate in Corteva’s centralized cash management and operational financing program. Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations and other sources, including commercial paper, syndicated credit lines, long-term debt markets and bank financing. We consider the borrowing costs and lending terms when selecting the source to fund our operations and working capital needs. Our current cash balance, together with cash we expect to generate from future operations and other sources of liquidity, are expected to be sufficient to finance our short- and long-term capital requirements. See “Description of Material Indebtedness” for further details.

As part of our financial strategy, we intend to operate with a capital structure that we expect will allow us to maintain investment-grade credit ratings. We currently expect our debt to EBITDA leverage ratio to be approximately 0.8x to 1.1x at December 31, 2026, and in the longer term we are currently targeting a credit profile with a debt to EBITDA leverage ratio not to exceed 2.5x. However, we cannot assure you what our credit ratings will be following consummation of the Separation or at any time in the future, or that we will be able to maintain our debt leverage ratio below our target maximum leverage ratio in the future. See “Risk Factors––Risks Related to Our Operations––Vylor’s liquidity, business, results of operations and financial condition could be impaired if it is unable to raise capital through the capital markets or short-term debt borrowings” and “Risk Factors – Risks Related to the Spin-Off — We will incur indebtedness in connection with the spin-off and the Vylor cash distribution, and the degree to which we will be leveraged following the spin-off may materially and adversely affect our business, financial condition and results of operations” included in the Information Statement and incorporated by reference herein.

Following the consummation of the Separation, in the longer term New Corteva is currently targeting a credit profile with a debt to EBITDA leverage ratio not to exceed 2.0x.

Vylor has meaningful seasonal working capital needs based in part on providing financing to our customers. Working capital is expected to be funded through multiple methods including cash, the Commercial Paper Program (as defined below), the Five-Year Revolving Credit Facility (as defined below), the 364-Day Revolving Credit Facility (as defined below) and factoring. For more information regarding our credit facilities and Commercial Paper Program, see “Description of Material Indebtedness.”

For illustrative purposes, the following table summarizes Vylor’s estimated consolidated cash and cash equivalents and consolidated borrowings (excluding any lease obligations) as of the anticipated closing date of the Separation. The estimated financial information presented in this table has not been prepared in accordance with Article 11 of Regulation S-X. Rather, the figures presented below reflect management’s estimates of expected account balances at the time of the Separation based on current assumptions and are subject to change. For additional financial information, see “Unaudited Pro Forma Consolidated Financial Statements” and certain supplemental historical combined financial and other data for the Seed Business included in this Offering Memorandum, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Seed Business (Supplemental)” included in the Information Statement and incorporated by reference herein and the historical consolidated financial and other data for Corteva included in the Information Statement and incorporated by reference herein. You should not assume that the information presented in this table is consistent with or derived from the information presented in those sections.

(In millions)	As of October 1, 2026
Cash and cash equivalents(1)	$1,100

Borrowings (excluding capital lease obligations):
Short-term(2)	$3,143
Long-term(3)	2,436

Total borrowings (excluding capital lease obligations)	$5,579

(1)	Cash and cash equivalents presented without giving effect to debt issuance costs.
(2)

Our short-term borrowings are initially expected to be comprised mostly of our drawings under the PHI Bilateral Facility, which is expected to be drawn prior to the anticipated closing date of the Separation by Pioneer Hi-Bred International, Inc. (“PHI”), our wholly-owned subsidiary following the consummation of the Separation, and which is intended to be used for the repayment of a portion of the outstanding borrowings under EIDP’s commercial paper program (see Note 11 to the Interim Consolidated Financial Statements of Corteva included in the Information Statement and incorporated by reference herein). Upon consummation of the Separation, the PHI Bilateral Facility is intended to be repaid in full with the proceeds from drawings under the Five-Year Revolving Credit Facility and the 364-Day Revolving Credit Facility. See “Description of Material Indebtedness.”

(3)

As of the anticipated closing date of the Separation, total anticipated long-term borrowings are expected to be $2,436 million. Our long-term borrowings are expected to comprise (i) $1,280 million aggregate principal amount of Vylor Notes to be issued in connection with the settlement of the Exchange Offers and Consent Solicitations and (ii) $1,156 million of other long-term indebtedness, which may be incurred through the Delayed Draw Term Facility (as defined below) or as Capital Markets Indebtedness (as defined below), in each case, assuming that 80% of the $1,600 million aggregate principal amount of EIDP Notes have been validly tendered and not validly withdrawn in the applicable Exchange Offers and Consent Solicitations prior to the Expiration Date and that the conditions for the completion of the Exchange Offers and Consent Solicitations are satisfied or (to the extent permitted) waived. The Delayed Draw Term Facility is intended to serve as a backstop to the Exchange Offers and potential Capital Markets Indebtedness, with commitments thereunder automatically and permanently reduced by the aggregate principal amount of Vylor Notes issued in the Exchange Offers and by the aggregate principal amount of Capital Markets Indebtedness incurred. For every $10 million aggregate principal amount of additional EIDP Notes validly tendered and not validly withdrawn in the Exchange Offers and Consent Solicitations, the long-term borrowings balance is expected to remain at $2,436 million, but the aggregate principal amount of Vylor Notes will be increased by $10 million and borrowings in the form of Capital Markets Indebtedness or under the Delayed Draw Term Facility will be decreased by $10 million. See “Description of Material Indebtedness.”

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a summary of certain provisions of the terms of our material indebtedness (excluding the Vylor Notes offered hereby) which we expect to incur in connection with the Separation. The terms of such indebtedness are subject to change prior to or in connection with the Separation. The description below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying agreements.

Credit Facilities

On August 6, 2026, Vylor entered into (a) a five-year senior unsecured revolving credit facility in an aggregate principal amount equal to $3,000 million (the “Five-Year Revolving Credit Facility” and the definitive documentation in respect thereof, the “Five-Year Revolving Credit Agreement”), (b) a 364-day senior unsecured revolving credit facility in an aggregate principal amount equal to $1,500 million (the “364-Day Revolving Credit Facility” and, together with the Five-Year Revolving Credit Facility, the “Revolving Credit Facilities”, and the definitive documentation in respect of the 364-Day Revolving Credit Facility, the “364-Day Revolving Credit Agreement” and, together with the Five-Year Revolving Credit Agreement, the “Revolving Credit Agreements”) and (c) a senior unsecured delayed draw term loan facility in an original principal amount equal to $2,750 million (the “Delayed Draw Term Facility” and, together with the Revolving Credit Facilities, the “Credit Facilities”, and the definitive documentation in respect of the Delayed Draw Term Facility, the “Delayed Draw Term Loan Credit Agreement” and, together with the Revolving Credit Agreements, the “Credit Agreements”).

The effectiveness of each of the Credit Agreements, and the funding of loans thereunder, are subject to the satisfaction of customary closing and funding conditions, including consummation of the Separation. No assurance can be given that these conditions will be satisfied, or that any facility will become available to Vylor on the terms described herein, or at all.

Five-Year Revolving Credit Facility

Vylor, along with its subsidiary, PHI, are initially co-borrowers under the Five-Year Revolving Credit Facility. Prior to the Five-Year RCF PHI Release Date (as defined below), each of Vylor and PHI is entitled to request loans under the Five-Year Revolving Credit Facility, in each case subject to the terms and conditions thereof, and each of Vylor and PHI guarantees, on a joint and several basis, obligations of the other co-borrower under the Five-Year Revolving Credit Facility.

Upon the earlier of (a) December 31, 2026 and (b) the first date on which all obligations of PHI under the Five-Year Revolving Credit Facility are paid in full in cash (such date, the “Five-Year RCF PHI Release Date”), PHI will automatically cease to be a borrower under the Five-Year Revolving Credit Facility and will be automatically released as a guarantor thereunder. From and after the Five-Year RCF PHI Release Date, Vylor will be the sole borrower under the Five-Year Revolving Credit Facility, and immediately thereafter no subsidiaries of Vylor will guarantee such facility.

Upon Separation, the proceeds from the Five-Year Revolving Credit Facility, together with the proceeds from the 364-Day Revolving Credit Facility (described below), are intended to be used to repay the PHI Bilateral Facility (described below). Proceeds of the Five-Year Revolving Credit Facility are otherwise intended to be used for general corporate purposes of Vylor and its subsidiaries. The Five-Year Revolving Credit Facility is also intended to serve as a backstop to the Commercial Paper Program.

The maturity date of the Five-Year Revolving Credit Facility is five years from its closing date.

Amounts borrowed under the Five-Year Revolving Credit Facility are subject to an interest rate per annum equal to Term SOFR plus the applicable margin.

Vylor is permitted to voluntarily prepay loans, and to voluntarily reduce commitments, without a penalty.

The Five-Year Revolving Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the Five-Year Revolving Credit Agreement contains a financial covenant requiring that the ratio of total indebtedness to total capitalization for Vylor and its consolidated subsidiaries not exceed 0.60.

364-Day Revolving Credit Facility

Vylor, along with its subsidiary, PHI, are initially co-borrowers under the 364-Day Revolving Credit Facility. Prior to the 364-Day RCF PHI Release Date (as defined below), each of Vylor and PHI is entitled to request loans under the 364-Day Revolving Credit Facility, in each case subject to the terms and conditions thereof, and each of Vylor and PHI guarantees, on a joint and several basis, obligations of the other co-borrower under the 364-Day Revolving Credit Facility.

Upon the earlier of (a) December 31, 2026 and (b) the first date on which all obligations of PHI under the 364-Day Revolving Credit Facility are paid in full in cash (such date, the “364-Day RCF PHI Release Date”), PHI will automatically cease to be a borrower under the 364-Day Revolving Credit Facility and to be automatically released as a guarantor thereunder. From and after the 364-Day RCF PHI Release Date, Vylor will be the sole borrower under the 364-Day Revolving Credit Facility, and immediately thereafter no subsidiaries of Vylor will guarantee such facility.

Upon Separation, the proceeds from the 364-Day Revolving Credit Facility, together with the proceeds from the Five-Year Revolving Credit Facility, are intended to be used to repay the PHI Bilateral Facility (described below). Proceeds of the 364-Day Revolving Credit Facility are intended to be used for general corporate purposes of Vylor and its subsidiaries.

The maturity date of the 364-Day Revolving Credit Facility is 364 days from its closing date.

Amounts borrowed under the 364-Day Revolving Credit Facility are subject to an interest rate per annum equal to Term SOFR plus the applicable margin.

Vylor is permitted to voluntarily prepay loans, and to voluntarily reduce commitments, without a penalty.

The 364-Day Revolving Credit Agreement includes a provision under which Vylor may convert any advances outstanding prior to the maturity date into term loans having a maturity date up to one year later. The 364-Day Revolving Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default that are typical for companies with similar credit ratings. Additionally, the 364-Day Revolving Credit Agreement contains a financial covenant requiring that the ratio of total indebtedness to total capitalization for Vylor and its consolidated subsidiaries not exceed 0.60.

PHI Bilateral Facility

PHI expects to enter into a loan facility up to an aggregate principal amount between $3,000 and $3,500 million (the “PHI Bilateral Facility”), which is intended to be used for the repayment of a portion of the outstanding borrowings under EIDP’s commercial paper program (see Note 11 to the Interim Consolidated Financial Statements of Corteva included in the Information Statement and incorporated by reference herein).

The PHI Bilateral Facility is expected to be effective from September 1, 2026 through October 1, 2026 and is the only Credit Facility expected to be funded prior to consummation of the Separation. The PHI Bilateral Facility is expected to serve as a bridge to the Five-Year Revolving Credit Facility and 364-Day Revolving Credit Facility, each of which is expected to fund upon consummation of the Separation.

PHI is expected to be the sole borrower under the PHI Bilateral Facility.

Amounts borrowed under the PHI Bilateral Facility are expected to be subject to an interest rate per annum equal to Term SOFR plus the applicable margin.

The credit agreement governing the PHI Bilateral Facility is expected to contain covenants and events of default substantially similar in scope and terms to those described above for the Revolving Credit Agreements.

Delayed Draw Term Facility

Vylor is expected to be the sole borrower under the Delayed Draw Term Facility.

The Delayed Draw Term Facility is intended to serve as a backstop to the Exchange Offers and potential Capital Markets Indebtedness (as defined below). Accordingly, upon Separation, Vylor intends to draw under the Delayed Draw Term Facility up to $2,750 million, less the amount of Vylor Notes issued in the Exchange Offers and less any new Capital Markets Indebtedness that may be issued by Vylor. The commitments under the Delayed Draw Term Facility will be automatically and permanently reduced, on a dollar-for-dollar basis, by an amount equal to the aggregate principal amount of Vylor Notes issued in the Exchange Offers and by the aggregate principal amount of Capital Markets Indebtedness incurred. As of the anticipated closing date of the Separation, total anticipated long-term borrowings are expected to be $2,436 million. For every $10 million aggregate principal amount of additional EIDP Notes validly tendered and not validly withdrawn in the Exchange Offers and Consent Solicitations, the long-term borrowings balance is expected to remain at $2,436 million but will be comprised of an additional $10 million aggregate principal amount of Vylor Notes and $10 million less of borrowings under other long-term indebtedness from the Delayed Draw Term Facility or Capital Markets Indebtedness. See “Sources and Uses of Capital.”

Proceeds of loans under the Delayed Draw Term Facility are intended to be used to finance the Separation and to pay fees, costs and expenses related thereto.

The maturity date of the Delayed Draw Term Facility is approximately one year from its closing date.

Amounts borrowed under the Delayed Draw Term Facility are subject to an interest rate per annum equal to Term SOFR plus the applicable margin.

The Delayed Draw Term Facility is subject to mandatory prepayment (and, prior to funding, automatic and permanent commitment reduction) requirements from the net cash proceeds of debt and equity issuances by Vylor. Vylor is permitted to voluntarily prepay delayed draw term loans, and to voluntarily reduce undrawn commitments, without a penalty.

The Delayed Draw Term Loan Credit Agreement contains covenants and events of default substantially similar in scope and terms to those described above for the Revolving Credit Agreements.

Commercial Paper Program

Vylor is expected to establish a commercial paper program (the “Commercial Paper Program”) that authorizes the issuance of unsecured commercial paper notes in an aggregate principal amount of up to $3,500 million at any time outstanding. The Commercial Paper Program is expected to become effective following the completion of the Separation. Vylor expects to utilize the Commercial Paper Program from time to time after the Separation to fund short-term liquidity needs and for general corporate purposes. Vylor does not currently expect to have any borrowings outstanding under the Commercial Paper Program as of the Separation. The Five-Year Revolving Credit Facility is intended to serve as a backstop to the Commercial Paper Program.

Capital Markets Indebtedness

From time to time, including prior to the date of the Separation, Vylor may seek to incur capital markets indebtedness, which may include the issuance of bonds, notes or other debt securities (collectively, “Capital Markets Indebtedness”), in order to implement its capital structure in connection with the Separation. See “Sources and Uses of Capital” for further details. Any such issuance would be subject to market conditions and other factors at the time of issuance.

Pre-Separation EIDP Guarantee

Obligations under any Credit Facility or other indebtedness funded prior to the completion of the Separation may benefit from a guarantee provided by EIDP. Any such guarantee, if applicable, will be automatically released upon the completion of the Separation. Following the completion of the Separation, EIDP will have no continuing obligation with respect to any indebtedness of Vylor or its subsidiaries.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On October 1, 2025, Corteva announced its intention to pursue, subject to the approval of the Corteva Board of Directors and any required regulatory approvals, its separation into two independent publicly traded companies—one comprising its current Crop Protection Business and the other comprising its current Seed Business—by distributing all outstanding shares of Vylor (inclusive of the Seed Business) common stock to Corteva stockholders in a transaction that is intended to be a tax-free spin-off for U.S. federal income tax purposes. Immediately following the Separation, Corteva’s stockholders would own 100 percent of the shares of Vylor common stock. Irrespective of the legal form of the spin-off described elsewhere in this Offering Memorandum, for accounting and financial reporting purposes, Corteva’s Crop Protection Business will be presented as being spun off from Corteva. This presentation is in accordance with U.S. GAAP and is primarily a result of, among other factors, Vylor’s relative significance to New Corteva.

The unaudited Pro Forma Consolidated Financial Statements consist of an unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2026 and the year ended December 31, 2025 and an unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2026. The unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical supplemental Combined Financial Statements of the Seed Business and the related notes included elsewhere in this Offering Memorandum and the information incorporated by reference in this Offering Memorandum, including the audited Consolidated Financial Statements of Corteva and the related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Corteva” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Seed Business (Supplemental)” included in the Information Statement. The unaudited Pro Forma Consolidated Statements of Operations have been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or became effective as of January 1, 2025, the beginning of our most recently completed fiscal year, except that the Pro Forma Consolidated Statements of Income are also presented for the years ended December 31, 2024 and 2023 to reflect the presentation of the Crop Protection Business as discontinued operations. The unaudited Pro Forma Consolidated Balance Sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred or became effective as of March 31, 2026.

The unaudited Pro Forma Consolidated Financial Statements presented herein do not purport to represent what our financial position and results of operations would have been had the Pro Forma Transactions occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations. In addition, the unaudited Pro Forma Consolidated Financial Statements are provided for illustrative and informational purposes only. The Pro Forma Transactions are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change.

The unaudited Pro Forma Consolidated Financial Statements have been adjusted to give effect to the following adjustments (collectively, the “Pro Forma Transactions”):

•

the disposition, for accounting purposes, of Corteva’s Crop Protection Business, which we expect to qualify as discontinued operations and is, therefore, reflected in the unaudited Pro Forma Consolidated Financial Statements in accordance with the guidance in Accounting Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations (“ASC 205-20”);

•

the effect of our anticipated capital structure following the Separation, including the incurrence of principal indebtedness of an assumed amount equal to $5,476 million, net of applicable debt issuance costs, and the expected distribution of an aggregate amount equal to $3,536 million of cash to New Corteva, which includes the impact of seasonal working capital at the Separation (see “Sources and Uses of Capital” and “Description of Material Indebtedness”);

•	the inclusion of approximately $270 million of non-recurring selling, general and administrative costs;

•

the pro rata distribution of our issued and outstanding common stock by Corteva in connection with the Separation, based on an assumed distribution ratio of one share of Vylor common stock for each share of Corteva common stock (the actual distribution ratio may differ from this assumption); and

•

the impact of the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreements, Commercial Agreements, Intellectual Property Matters Agreement (each as defined in the Information Statement) and other ancillary agreements between Vylor and New Corteva and the provisions contained therein.

We have included estimated pro forma adjustments within the Other Transaction Accounting Adjustments column that we expect to incur in conjunction with the Separation, as further described in Note 2—Other Transaction Accounting Adjustments, to the unaudited Pro Forma Consolidated Financial Statements. A final determination regarding our anticipated capital structure has not yet been made, and therefore the capital structure presented reflects management’s estimates based on current assumptions, and is subject to change prior to or in connection with the Separation (see “Sources and Uses of Capital” and “Description of Material Indebtedness”), and until the Separation and Distribution Agreement, Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreements, Commercial Agreements, Intellectual Property Matters Agreement and other ancillary agreements are finalized. To the extent the results of the Exchange Offers differ from our estimates and/or any revisions or modifications to the agreements or any new agreements give rise to material changes, additional pro forma adjustments may be necessary to reflect the impact on our capital structure and the final form of those agreements once executed.

The unaudited Pro Forma Consolidated Financial Statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements.”

Unaudited Pro Forma Consolidated Balance Sheet

As of March 31, 2026

(In millions, except share and per share amounts)	Historical Corteva	Separation of Crop Protection business	Other transaction accounting adjustments		Pro Forma as of March 31, 2026
	Note 1	Note 1	Note 2
Assets
Current assets
Cash and cash equivalents	$1,964	$(1,528)	$664	(a)	$1,100
Marketable securities	2	(1)			1
Accounts and notes receivable - net	9,088	(5,501)	91	(g)	3,678
Inventories	5,202	(2,595)	19	(g)	2,626
Other current assets	1,129	(568)	2	(b)	563

Total current assets	17,385	(10,193)	776		7,968

Investment in nonconsolidated affiliates	165	(88)			77
Property, plant and equipment	9,617	(5,074)			4,543
Less: Accumulated depreciation	5,434	(3,334)			2,100

Net property, plant and equipment	4,183	(1,740)			2,443

Goodwill	10,409	(5,135)			5,274
Other intangible assets	8,147	(1,005)			7,142
Deferred income taxes	395	(312)			83
Other assets	2,033	(1,436)	160	(b),(f)	757

Total Assets	$42,717	$(19,909)	$936		$23,744

Liabilities and Equity
Current liabilities
Short-term borrowings	$1,674	$(1,547)	$3,078	(b)	$3,205
Accounts payable	4,187	(2,485)			1,702
Income taxes payable	229	(155)			74
Deferred revenue	2,773	(146)			2,627
Accrued and other current liabilities	2,991	(1,376)	270	(e)	1,885

Total current liabilities	11,854	(5,709)	3,348		9,493

Long-term debt	1,682	(1,682)	$2,398	(c)	2,398
Other noncurrent liabilities
Deferred income tax liabilities	290	623			913
Pension and other post-employment benefits	2,388	(2,307)			81
Other noncurrent obligations	1,898	(1,409)	$—		489

Total noncurrent liabilities	6,258	(4,775)	2,398		3,881

Commitments and contingent liabilities
Stockholders’ equity
Common stock, $0.01 par value; 1,666,667,000 shares authorized; issued at March 31, 2026 - 670,044,000	7	—			7
Additional paid-in capital	26,859	(10,198)	(4,810)	(h)	11,851
Retained earnings (accumulated deficit)	436	(436)			—
Accumulated other comprehensive income (loss)	(2,940)	1,447			(1,493)

Total Corteva stockholders’ equity	24,362	(9,187)	(4,810)		10,365

Noncontrolling interests	243	(238)			5

Total equity	24,605	(9,425)	(4,810)		10,370

Total Liabilities and Equity	$42,717	$(19,909)	$936		$23,744

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

Unaudited Pro Forma Consolidated Statement of Operations

for the Three Months Ended March 31, 2026

(In millions, except per share amounts)	Historical Corteva	Separation of Crop Protection business	Other transaction accounting adjustments		Pro Forma Three Months Ended March 31, 2026
	Note 1 & 3	Note 1	Note 2
Net sales	$4,905	$(1,882)	$20	(g)	$3,043
Cost of goods sold	2,372	(1,064)	52	(g)	1,360
Research and development expense	341	(102)			239
Selling, general and administrative expenses	877	(337)	2	(g)	542
Amortization of intangibles	160	(39)			121
Restructuring and asset-related charges - net	92	(63)			29
Separation costs	52	(1)			51
Other income (expense) - net	(117)	15	3	(g)	(99)
Interest expense	36	(34)	31	(d)	33

Income (loss) from continuing operations before income taxes	858	(227)	(62)		569

Provision for (benefit from) income taxes on continuing operations	133	(22)	(13)	(i)	98

Income (loss) from continuing operations after income taxes	725	(205)	(49)		471

Net income (loss) from continuing operations attributable to noncontrolling interests	3	(2)			1

Net income (loss) from continuing operations attributable to Corteva	$722	$(203)	$(49)		$470

Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$1.07				0.70	(j)
Diluted earnings (loss) per share of common stock from continuing operations	$1.07				0.70	(k)
Weighted average number of common shares outstanding:
Basic	672.5				672.5	(j)
Diluted	673.6				673.6	(k)

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

Unaudited Pro Forma Consolidated Statement of Operations

for the Year Ended December 31, 2025

(In millions, except per share amounts)	Historical Corteva	Separation of Crop Protection business	Other transaction accounting adjustments		Pro Forma Year Ended December 31, 2025
	Note 1 & 3	Note 1	Note 2		Note 3
Net sales	$17,401	$(7,503)	$169	(g)	$10,067
Cost of goods sold	9,172	(4,596)	166	(g)	4,742
Research and development expense	1,474	(495)			979
Selling, general and administrative expenses	3,492	(1,350)	17	(g)	2,159
Amortization of intangibles	644	(155)			489
Restructuring and asset-related charges - net	146	(143)			3
Separation costs	35	—	270	(e)	305
Other income (expense) - net	(570)	(159)	10	(g)	(719)
Interest expense	180	(175)	164	(d)	169

Income (loss) from continuing operations before income taxes	1,688	(748)	(438)		502

Provision for (benefit from) income taxes on continuing operations	484	(152)	(73)	(i)	259

Income (loss) from continuing operations after income taxes	1,204	(596)	(365)		243

Net income (loss) from continuing operations attributable to noncontrolling interests	11	(10)			1

Net income (loss) from continuing operations attributable to Corteva	$1,193	$(586)	$(365)		$242
Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$1.75				0.36	(j)
Diluted earnings (loss) per share of common stock from continuing operations	$1.75				0.36	(k)
Weighted average number of common shares outstanding:
Basic	680.0				680.0	(j)
Diluted	681.4				681.4	(k)

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

NOTE 1—BASIS OF PRESENTATION, INCLUDING SEPARATION OF CROP PROTECTION BUSINESS

The accompanying unaudited pro forma consolidated financial information was prepared in accordance with Article 11 of Regulation S-X.

As described elsewhere in this Offering Memorandum, for periods prior to the Separation, our financial statements are represented by the historical financial statements of Corteva. Therefore, historical Corteva in the pro forma financial information above represents Corteva, Inc. and its consolidated subsidiaries (including Vylor and its combined subsidiaries) before giving effect to the planned Separation. The unaudited Pro Forma Consolidated Statements of Operations have been prepared to give effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred or became effective as of January 1, 2025, the beginning of our most recently completed fiscal year, except that the Pro Forma Consolidated Statements of Income are also presented for the years ended December 31, 2024 and 2023 to reflect the presentation of the Crop Protection Business as discontinued operations. The unaudited Pro Forma Consolidated Balance Sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred as of March 31, 2026. Within Note 5—Management Adjustments, to the unaudited Pro Forma Consolidated Financial Statements, further discussion is also provided on expected income statement impacts that will occur only upon the consummation of the Separation.

As discussed above and elsewhere in this Offering Memorandum, the Separation is being treated as a reverse spin-off for financial accounting and reporting purposes under U.S. GAAP and, as a result, Corteva’s Crop Protection Business is presented as being spun off from Corteva. The Crop Protection Business is a component of Corteva that has operations and cash flows that are clearly distinguished for operational and financial reporting purposes. The Separation will result in the Crop Protection Business becoming a stand-alone, publicly traded company and represents a strategic shift that will have a major effect on our financial results as we are exiting a significant line of business. The Separation is not expected to result in the recognition of a gain or loss and will be effected through a pro rata distribution of all of the outstanding shares of Vylor common stock to holders of Corteva common stock; however, we will incur separation related expenses which are further discussed in Note 2—Other Transaction Accounting Adjustments, to the unaudited Pro Forma Consolidated Financial Statements. While we will be a party to the Separation and Distribution Agreement and other agreements, including the Tax Matters Agreement, Employee Matters Agreement, Transition Services Agreements, Commercial Agreements, Intellectual Property Matters Agreement and other ancillary agreements, we have determined that we will not have significant continuing involvement in the operations of New Corteva after the Separation nor do we expect significant continuing cash flows from New Corteva after the Separation.

We do not expect to incur material transition services costs or income associated with the Transition Services Agreements into which Vylor intends to enter with New Corteva. As such, no estimates of expenses or income have been presented in the unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2026 and the year ended December 31, 2025.

The Separation of the Crop Protection Business for accounting purposes is presented in accordance with the guidance in ASC 205-20. As a result, the Crop Protection Business is reflected as discontinued operations in the unaudited pro forma consolidated financial information for all periods presented. Furthermore, the unaudited Pro Forma Consolidated Statements of Operations are presented solely on a continuing operations basis and reflect the elimination of the Crop Protection Business for all periods presented. Consistent with the requirements of ASC 205-20, the unaudited Pro Forma Consolidated Statements of Operations also do not allocate any of Corteva’s general corporate overhead expenses to the Crop Protection Business. Refer to Note 4—Discontinued Operations, to the unaudited Pro Forma Consolidated Financial Statements, for discontinued operations information for the years ended December 31, 2024 and 2023 in accordance with Rule 11-02(c)(2)(ii) of Regulation S-X.

NOTE 2—OTHER TRANSACTION ACCOUNTING ADJUSTMENTS

(a)

Cash and cash equivalents: Reflects the estimated $1,500 million of proceeds from the full draw-down of the 364-Day Revolving Credit Facility, a $1,578 million draw-down under the $3,000 million Five-Year Revolving Credit Facility and $1,156 million of gross proceeds from Capital Markets Indebtedness, net of an estimated $3,536 million expected to be distributed to New Corteva (which includes timing impacts of lower seasonal working capital at March 31, 2026 as compared to at the date of the Separation) and approximately $34 million of debt issuance costs. The calculated distribution to New Corteva represents management’s current estimate, determined by reference to the facts and circumstances expected to exist as of the date of the Separation and giving effect to the Separation as if it had occurred on March 31, 2026. The actual amount distributed may fluctuate based on actual activity through the Separation and changes in the underlying assumptions, including available cash balances at the relevant periods. See notes (b) and (c) below. In accordance with Article 11 of Regulation S-X, the adjustments described in this note give effect to the Separation as if it had occurred on March 31, 2026, the date of the unaudited Pro Forma Consolidated Balance Sheet. By contrast, the table under “Sources and Uses of Capital” presents management’s estimates of expected account balances as at the anticipated closing date of the Separation of October 1, 2026, and has not been prepared in accordance with Article 11 of Regulation S-X. Accordingly, the amounts presented in this note and the amounts presented under “Sources and Uses of Capital” are not directly comparable and will differ, including as a result of seasonal working capital and other changes in cash balances and borrowings between March 31, 2026 and the date of the Separation. You should not assume that the information presented in this note is consistent with or derived from the information presented under “Sources and Uses of Capital.”

(b)

Short-term borrowings: In August 2026, Vylor entered into the Credit Facilities in connection with the Separation. See “Description of Material Indebtedness” for a description of the Credit Facilities. Total debt issuance costs associated with the Credit Facilities are approximately $6 million, with $2 million recorded in other current assets and $4 million recorded in other assets, respectively, in the unaudited Pro Forma Consolidated Balance Sheet. A pro forma adjustment has been recorded to interest expense to reflect the impact of the amortization of debt issuance costs associated with the Credit Facilities.

Vylor expects to use the proceeds of borrowings under the Revolving Credit Facilities to repay the PHI Bilateral Facility (as defined herein) in full. See also “Sources and Uses of Capital” and “Description of Material Indebtedness.”

To provide for adequate short-term liquidity following the consummation of the Separation, Vylor also intends to establish the Commercial Paper Program, which authorizes the issuance of unsecured commercial paper notes in an aggregate principal amount of up to $3,500 million at any time outstanding. Vylor does not currently expect to have any borrowings outstanding under the Commercial Paper Program as of the Separation. See “Description of Material Indebtedness.”

(c)

Long-term debt: Prior to the consummation of the Separation, Vylor is conducting the Exchange Offers, pursuant to which it is offering to exchange any and all outstanding EIDP Notes held by Eligible Noteholders for the corresponding series of Vylor Notes having the same interest rate, interest payment dates and maturity date as the respective EIDP Notes. There is no certainty that Vylor will be able to consummate the Exchange Offers, or the extent to which Eligible Noteholders will tender their EIDP Notes. For illustrative purposes, Vylor has assumed for purposes of the unaudited Pro Forma Consolidated Financial Statements that Eligible Noteholders of 80% of the aggregate principal amount of each series of EIDP Notes will validly tender such EIDP Notes in the Exchange Offers. Any EIDP Notes not accepted for exchange in the Exchange Offers will remain outstanding obligations of EIDP, which will be a subsidiary of New Corteva following the Separation.

Under the Exchange Offers, we estimate that Vylor would issue $1,280 million aggregate principal amount of Vylor Notes, comprising $400 million aggregate principal amount of Vylor 2030 Notes, $400 million aggregate principal amount of Vylor 2032 Notes and $480 million aggregate principal amount of Vylor 2033 Notes, in each case reflecting the assumed tender of 80% of the aggregate principal amount of the corresponding series of EIDP Notes described above, with a weighted-average interest rate of 4.12 percent. We estimate total fees for the transfer of debt to be $16 million, to be amortized to interest expense over the terms of the respective series of Vylor Notes and reflected as a reduction to long-term debt. Prior deferred financing costs of $10 million continue to be amortized over the term of the related debt.

Additionally, prior to the date of the Separation, Vylor expects to incur $1,156 million of other long-term indebtedness, which it currently expects to incur as Capital Markets Indebtedness comprising two series of senior unsecured notes with an assumed weighted average interest rate of 5.23 percent, before deductions for debt issuance costs of $12 million. Should the aggregate principal amount of EIDP Notes ultimately tendered for exchange pursuant to the Exchange Offers differ from the assumptions set forth above in this note (c), we expect to adjust the amount of Capital Markets Indebtedness we incur, such that our aggregate long-term borrowings balance will be approximately $2,398 million. Debt issuance costs will be amortized to interest expense over the terms of the respective series of notes. To the extent such Capital Markets Indebtedness is not incurred, Vylor expects to draw a corresponding amount under the Delayed Draw Term Facility, which serves as a backstop to the Exchange Offers and any Capital Markets Indebtedness. See “Description of Material Indebtedness.”

(d)

Interest expense: The adjustment of $31 million and $164 million is to record estimated interest expense for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, which assumes debt related to the Separation is incurred beginning on January 1, 2025 and the associated debt was outstanding through March 31, 2026. These adjustments represent approximately $31 million and $164 million of interest expense based on a weighted-average interest rate of approximately 4.66 percent for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. The interest rate is expected to be fixed for the Capital Markets Indebtedness and based on Term SOFR plus the applicable margin for borrowings under the Credit Facilities.

Calculations for pro forma interest expense by respective debt instrument for the three months ended March 31, 2026 and the year ended December 31, 2025 are set forth in the table below. Variations from the assumptions described herein, including our assumed participation rate in the Exchange Offers, would result in adjustments to pro forma interest expense. A 1/8 percent variance in the estimated weighted-average interest rate would change the interest expense by approximately $1 million for the three months ended March 31, 2026 and $4 million for the year ended December 31, 2025.

Summary of Debt	Pro Forma Interest Expense for the Year Ended December 31, 2025	Pro Forma Interest Expense for the Three Months Ended March 31, 2026	Aggregate Principal Amount	Interest Rate
Vylor 2030 Notes	$11	$3	$400	2.30%
Vylor 2032 Notes	22	6	400	5.13%
Vylor 2033 Notes	25	6	480	4.80%
Capital Markets Indebtedness	62	16	1,156	5.23%
Revolving Credit Facilities	44	—	3,078	4.67%

Total	$164	$31	$5,514

(e)

As a result of the Separation, we expect to incur approximately $270 million of selling, general and administrative separation-related expenses which have not yet been recognized as of the period presented in the unaudited pro forma consolidated financial information above, primarily related to external third-party advisors, external counsel, bank success fees and tax costs associated with the legal entity separation. For pro forma purposes, these estimates of expenses, which management believes are reasonable, have been presented in the unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025, assuming the Separation occurred as of January 1, 2025, and have been included within accrued and other current liabilities on the unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2026. Separation-related expenses of $52 million and $35 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, are included in the historical Corteva results above.

(f)

The Tax Matters Agreement requires certain payments between Vylor and New Corteva for pre-Separation tax liabilities and receivables. Accordingly, increases to assets of approximately $156 million, net, have been recorded within other current assets on the unaudited Pro Forma Consolidated Balance Sheet. These adjustments are based on current estimates of pre-Separation tax liabilities and receivables and may vary from our current expectations.

(g)

We expect to enter into certain long-term commercial agreements with New Corteva including certain revenue and commission sharing arrangements. Included in the unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2026 are adjustments to net sales of $20 million, cost of goods sold of $52 million, selling, general and administrative expenses of $2 million, and other income (expense)—net of $3 million. Included in the unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025 are adjustments to net sales of $169 million, cost of goods sold of $166 million, selling, general and administrative expenses of $17 million, and other income (expense)—net of $10 million. Included in the unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2026 are adjustments of $91 million to accounts and notes receivable – net and $19 million to inventories.

(h)	Additional paid-in capital: Represents the additional paid-in capital impact of the unaudited Pro Forma Consolidated Balance Sheet adjustments included in notes (a), (b), (c), (e), (f) and (g).

(i)

Income tax expense: Reflects $13 million and $73 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively, of preliminary income tax pro forma adjustments. This adjustment was determined by applying the respective statutory tax rates to pre-tax pro forma adjustments in the applicable jurisdictions and is subject to change if the pro forma adjustments change.

NOTE 3—EARNINGS PER SHARE

(j)

Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding for the three months ended March 31, 2026 and the year ended December 31, 2025 reflect the number of shares of Vylor common stock which are expected to be outstanding upon consummation of the Separation. We have assumed the number of outstanding shares of common stock based on the number of shares of Corteva common stock outstanding at March 31, 2026 and December 31, 2025, and an assumed pro rata distribution ratio of one share of Vylor common stock for each share of Corteva common stock. The actual number of shares of Vylor common stock outstanding may differ from this estimated amount.

(k)

Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the estimated number of shares of Vylor common stock that are expected to be outstanding upon consummation of the Separation and reflect the potential issuance of shares of Vylor common stock under our equity plans, based on the distribution ratio of one share of Vylor common stock for each share of Corteva common stock. The actual number of shares of Vylor common stock outstanding may differ from this estimated amount.

NOTE 4—DISCONTINUED OPERATIONS

As noted above, the disposition of Corteva’s Crop Protection Business is expected to qualify as discontinued operations and thus requires retrospective presentation in accordance with ASC 205-20. Unaudited Pro Forma Consolidated Statements of Operations have been included for the years ended December 31, 2024 and 2023. Pro forma earnings per share and weighted-average shares outstanding for the years ended December 31, 2024 and 2023 reflect the estimated number of shares of Vylor common stock that are expected to be outstanding upon consummation of the Separation and reflect the potential issuance of shares of Vylor common stock under our equity plans, based on the distribution ratio of one share of Vylor common stock for each share of Corteva common stock for basic and diluted, respectively.

(In millions, except per share amounts)	Historical Corteva	Separation of Crop Protection business	Pro Forma Year Ended December 31, 2024
	Note 1	Note 1
Net sales	$16,908	$(7,363)	$9,545
Cost of goods sold	9,529	(4,648)	4,881
Research and development expense	1,402	(500)	902
Selling, general and administrative expenses	3,196	(1,226)	1,970
Amortization of intangibles	685	(160)	525
Restructuring and asset-related charges—net	288	(218)	70
Other income (expense)—net	(300)	209	(91)
Interest expense	233	(231)	2

Income (loss) from continuing operations before income taxes	1,275	(171)	1,104

Provision for (benefit from) income taxes on continuing operations	412	(77)	335

Income (loss) from continuing operations after income taxes	863	(94)	769

Net income (loss) from continuing operations attributable to noncontrolling interests	12	(10)	2

Net income (loss) from continuing operations attributable to Corteva	$851	$(84)	$767

Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$1.23		1.11
Diluted earnings (loss) per share of common stock from continuing operations	$1.22		1.10
Weighted average number of common shares outstanding:
Basic	693.7		693.7
Diluted	696.0		696.0

(In millions, except per share amounts)	Historical Corteva	Separation of Crop Protection business	Pro Forma Year Ended December 31, 2023
	Note 1	Note 1
Net sales	$17,226	$(7,754)	$9,472
Cost of goods sold	9,920	(4,934)	4,986
Research and development expense	1,337	(501)	836
Selling, general and administrative expenses	3,176	(1,240)	1,936
Amortization of intangibles	683	(145)	538
Restructuring and asset-related charges—net	336	(237)	99
Other income (expense) - net	(448)	324	(124)
Interest expense	233	(232)	1

Income (loss) from continuing operations before income taxes	1,093	(141)	952

Provision for (benefit from) income taxes on continuing operations	152	84	236

Income (loss) from continuing operations after income taxes	941	(225)	716

Net income (loss) from continuing operations attributable to noncontrolling interests	12	(10)	2

Net income (loss) from continuing operations attributable to Corteva	$929	$(215)	$714

Earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	$1.31		1.01
Diluted earnings (loss) per share of common stock from continuing operations	$1.30		1.00
Weighted average number of common shares outstanding:
Basic	709.0		709.0
Diluted	711.9		711.9

NOTE 5—MANAGEMENT ADJUSTMENTS

Vylor anticipates a reduction to certain general corporate overhead costs, including costs associated with labor and benefits for shared resources transferred to New Corteva that Vylor does not intend to backfill after the Separation as well as non-personnel third-party support costs. These costs were excluded from discontinued operations in Note 1 above as they represent general corporate overhead costs that were historically allocated to New Corteva and do not meet the requirements to be presented as discontinued operations.

The cost reductions that Vylor plans to realize are based on the expected organizational and cost structure after the Separation. In developing these estimates, a detailed assessment was prepared of the resources and associated costs required to support the business after the Separation. Estimated non-personnel third-party support costs were determined by estimating third-party spend in each function, and include the costs associated with outside services supporting executive management, finance, legal, information technology, employee benefits administration, treasury, risk management and procurement. From a timeframe standpoint, these cost reductions will begin to materialize upon the consummation of the Separation. Management believes the costs which were used as the basis for the management adjustments below are reasonable and representative of the cost reductions Vylor will realize after the Separation.

One-time and non-recurring expenses associated with the Separation have also been estimated. These non-recurring costs primarily include costs to establish stand-alone information technology systems and will be incurred subsequent to the date of the Separation.

Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the Separation. The pro forma financial information below reflects all adjustments that are, in the opinion of management, necessary to provide a fair statement of the pro forma financial information, aligned with the assessment described above.

These management adjustments include forward-looking information. The tax effect has been determined by applying the relevant statutory tax rates to the aforementioned adjustments. See “Cautionary Note Regarding Forward-Looking Statements.”

The table below includes the management adjustments:

(In millions, except per share amounts)	Three Months Ended March 31, 2026
Pro forma income from continuing operations attributable to Corteva*	$470
Management adjustments
Corporate support functions labor-based reductions	13
One-time and non-recurring expenses associated with the spin-off	(1)
Tax effect	(3)

Pro forma income (loss) from continuing operations after management adjustments	$479

Basic earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	0.71
Diluted earnings (loss) per share of common stock from continuing operations	0.71
Weighted average number of common shares outstanding:
Basic	672.5
Diluted	673.6

(In millions, except per share amounts)	Year Ended December 31, 2025
Pro forma income from continuing operations attributable to Corteva*	$242
Management adjustments
Corporate support functions labor-based reductions	58
One-time and non-recurring expenses associated with the spin-off	(23)
Tax effect	(8)

Pro forma income (loss) from continuing operations after management adjustments	$269

Basic earnings (loss) per share of common stock:
Basic earnings (loss) per share of common stock from continuing operations	0.40
Diluted earnings (loss) per share of common stock from continuing operations	0.39
Weighted average number of common shares outstanding:
Basic	680.0
Diluted	681.4

*	As shown in the unaudited Pro Forma Consolidated Statement of Operations.

NOTE 6—RECONCILIATION OF PRO FORMA OPERATING EBITDA

Non-GAAP Financial Measure

Vylor presents certain financial measures that do not conform to U.S. GAAP and are considered non-GAAP measures. One such measure is pro forma operating EBITDA. Management uses operating EBITDA internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that this non-GAAP measure best reflects the ongoing performance of Vylor during the periods presented and provides more relevant and meaningful information to investors as it provides insight with respect to ongoing operating results of Vylor and a more useful comparison of year over year results. This non-GAAP measure supplements Vylor’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such a non-GAAP measure may not be consistent with similar measures provided or used by other companies. A reconciliation for this non-GAAP measure to U.S. GAAP is provided below.

Pro forma operating EBITDA is defined as pro forma earnings (loss) (i.e., pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items and separation costs. Non-operating benefits (costs) consists of non-operating pension and OPEB credits (costs). Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility.

In many instances, the pro forma balances below that are used to reconcile pro forma net income (loss) from continuing operations to operating EBITDA differ from those in the comparable reconciliation presented in the Combined Financial Statements, which are presented on a carve-out basis, due to the differing bases of accounting used.

Reconciliation of Pro Forma Net Income (Loss) from Continuing Operations to Operating EBITDA

(In millions)	Three Months Ended March 31, 2026
Pro forma net income from continuing operations - Vylor	$471
Provision for (benefit from) income taxes on continuing operations - Vylor	98

Pro forma income (loss) before income taxes from continuing operations - Vylor	$569

Depreciation and amortization	192
Interest - net	21
Exchange (gains) losses - net	116
Non-operating (benefits) costs - net	—
Mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges	1
Significant items (benefit) charge	29
Separation costs	51

Pro forma operating EBITDA - Vylor	$979

(In millions)	Year Ended December 31, 2025
Pro forma net income from continuing operations - Vylor	$243
Provision for (benefit from) income taxes on continuing operations - Vylor	259

Pro forma income (loss) before income taxes from continuing operations - Vylor	$502

Depreciation and amortization	781
Interest - net	119
Exchange (gains) losses - net	143
Non-operating (benefits) costs - net	3
Mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges	—
Significant items (benefit) charge	650
Separation costs	305

Pro forma operating EBITDA - Vylor	$2,503